EXHIBIT 10  7.


                  CBI INDUSTRIES, INC.
                  OFFICERS' BONUS PLAN


The CBI Industries, Inc., Officers' Bonus Plan (the "Plan") is an annual short-term incentive plan. Participants in the Plan are the executive officers of CBI Industries, Inc. (the "Company"). Payments are made under the Plan following the end of the fiscal year, and consist of two distinct and separate parts: (a) a formula, performance-based part, and (b) an individual, discretionary part.

The performance-based part of the Plan is based on the annual operating plan of the Company for the fiscal year, which is approved by the Board of Directors, and derived as a composite of the individual annual business plans within the major operating business units of the Company. Individual target bonus amounts for each covered officer are approved by the Compensation Committee of the Board at the beginning of the year. Achievement and payment of the performance part of the Plan is based strictly on attaining specific goals of income and return on capital, both of which are also approved by the Compensation Committee at the beginning of the year. Under the Plan, for those officers of the Company who are also officers of major operating business units, "income" is defined as annual operating income, before minority interest, taxes and interest, and "return on average capital employed" is measured by dividing annual operating income by a five-point average of the capital invested (shareholder's investment and advances) by the Company in the specific major operating business unit plus the balances of minority interest and interest-bearing debt maintained and accounted for by the major operating business unit. For those officers who are only officers of the Company the financial measures used in establishing the goals are the Company's annual consolidated net income before preferred dividends, and return on average invested capital, which is calculated by dividing annual net income before preferred dividends by a five-point average of total interest-bearing debt, and preferred and common shareholders' investment. Formula bonus payments are made only after the Compensation Committee has certified the achievement of the goals. The maximum bonus payable under the formula, performance-based, part of the Plan is 100% of base salary.

The discretionary part of the bonus is based on an assessment of the management performance of each of the Company's executive officers and the effort and skill exhibited in supervising their respective areas of responsibility and the personnel who report to them. It is qualitative based on individual performance and not on quantitative Company-wide measures. Individual target and maximum amounts payable under this portion of the Plan are also established and approved by the Compensation Committee at the beginning of the year. The amounts payable are separate from, and are not a substitute for, any part of the performance-based payments under of the Plan. The amounts paid under the discretionary part of the Plan are recommended by Company management, approved by the Compensation Committee, and reviewed by the Board of Directors. The CEO's discretionary part is determined solely by the Compensation Committee, subject to
review by the Board.